PURCHASE AND SALE AGREEMENT
                    (Oak Forest Apartments)


     This PURCHASE AND SALE AGREEMENT ("Agreement") is entered into as of the ________ day of August, 1996.

     1.   Parties.  The parties to this Agreement are as follows:

     Walden Residential Properties, Inc., a Maryland corporation, maintaining its principal office at One Lincoln Center, 5400 LBJ
Freeway, Suite 400, Dallas, Texas  75240.

     Marc Paskin and Marcia Paskin, maintaining offices at 2412
Meadow Park Circle, Bedford, Texas 76021.

     2. Definitions. As used in this Agreement, the following terms shall have the meanings hereinafter set forth in this
Paragraph:

          (a) Agencies: All governmental agencies having jurisdiction over the construction, zoning and operation of the Property.

          (b) Applicable Environmental Laws: Any and all applicable laws pertaining to health or the environment, including, without limitation, the Superfund Reauthorization and Amendments Act of 1986 ("SARA"), the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"), the Resource Conservation and Recovery Act of 1976 ("RCRA"), the Texas Water Code, the Texas Solid Waste Disposal Act, and the Texas Toxic Substances Control Act ("TSCA"), as well as any and all other laws, ordinances, rules and/or regulations created or imposed by any governmental authority having jurisdiction with respect to the Property, whether local, state or federal, pertaining to environmental regulation, contamination, clean-up or disclosure, as now existing and/or as hereafter amended.

          (c) Appurtenant Interests: All Seller's interest in and to the appurtenances to the Land and in and to all streets, alley and other public ways adjacent thereto.

          (d) Closing: The consummation of the transfer of title to the Property as contemplated hereunder and payment of the consideration thereof in the manner provided at Paragraph 8 hereof.

          (e) Current Rent Roll: The current schedule attached hereto as Exhibit G, dated not more than thirty (30) days prior to the Effective Date, setting forth, as of the date hereof, the Tenant Leases.

          (f)  Earnest Money Deposit:   An amount equal to $50,000
in cash, to be delivered by Purchaser to Title Company on or before two (2) days following the execution by both Purchaser and Seller of this Agreement, together with all earnings (if any) thereon.

          (g) Effective Date: The date upon which this Agreement, executed by both Purchaser and Seller, shall have been delivered to Title Insurer together with the Earnest Money Deposit.

          (h) Excluded Personal Property: The tangible personal property listed at Exhibit F hereto.

          (i) Existing Indebtedness: All indebtedness currently outstanding and secured by, or related to, the Property, all as more particularly described on Schedule IV attached hereto and incorporated herein by reference for all purposes.

          (j) Existing Lender(s): Whether one or more, the holder(s) of the Existing Indebtedness.

          (k) Existing Lender Estoppel Letter(s): Whether one or more, the executed letter obtained from the Existing Lender(s) confirming that Existing Lender(s) will accept payment in full of the Existing Indebtedness and deliver a corresponding release of any liens held by Existing Lender securing the Existing Indebtedness on or before the Closing Date or, at Purchaser's option, consent to Purchaser's assumption of the Existing Indebtedness.

          (l) Feasibility Period: The period commencing with the delivery to Purchaser of the documents and other items listed in
Schedule I attached hereto and incorporated herein by reference, and ending on the thirtieth (30th) day thereafter.

          (m) Hazardous Materials: Any toxic materials, hazardous waste or hazardous substance as these terms are defined in the Applicable Environmental Laws.

          (n) Improvements: All of the buildings, fixtures and improvements located on the Land, together with all mechanical systems, fixtures and equipment, electrical systems, fixtures and equipment, plumbing fixtures, systems and equipment, heating fixtures, systems and equipment and air conditioning fixtures, systems and equipment installed in, belonging to or constructed as components of the Improvements.

          (o) Included Personal Property: All tangible personal property listed at Exhibit E hereto, together with, for each apartment unit comprising the Improvements, whether or not thus listed, if installed by Seller or Seller's predecessors in title, all carpeting, window coverings, ranges, ovens, dishwashers, ceiling fan(s), bookshelves, range hoods, refrigerators, heating units, air conditioning units, sinks and garbage disposals, and washers and dryers, the same to be in the same condition at Closing as existed at the expiration of the Feasibility Period, normal wear and tear excepted, and all other furniture, fixtures, equipment, machinery, supplies and other tangible personal property and all leases of tangible personal property located on the Land and Improvements and belonging to the Property and/or used in the normal operation and maintenance of the Land and Improvements.

          (p) Land: The land more particularly described at Exhibit A.

          (q) Material Damage: Damage to the Property of a nature such that the cost of restoring the Improvements located on such Property to its condition prior to the fire or other casualty, as mutually agreed by the Seller and Purchaser or as otherwise determined in accordance with this Agreement, (but in full compliance with all then applicable building, health, zoning, and similar laws, ordinances, and regulations) will exceed an amount equal to ten percent (10%) of the Purchase Price, whether or not such damage is covered by insurance.

          (r) Owner Policy: An Owner Policy of Title Insurance issued by the Title Insurer in the standard form promulgated by the Texas State Board of Insurance, as modified pursuant to Paragraph
6(d) hereof.

          (s)  Permitted Title Exceptions:  Any items to which
Purchaser does not object within the time period provided in Paragraph 6(c) hereof.

          (t) Plans and Specifications: The plans and specifications, if any in the possession or control of Seller, described in Exhibit D attached hereto.

          (u) Property: The parcel of real property to be purchased and sold pursuant to this Agreement and comprised of the Land, Improvements, Included Personal Property, Appurtenant
Interests, Tenant Leases and all other property described in Paragraph 4 hereof.

          (v) Proration Date: 12:01 a.m., Central Daylight Time, on the date immediately preceding the date of Closing or such other date as shall be specified in Paragraph 9 hereof.

          (w) Purchase Price: The total consideration to be paid by Purchaser for the Property as set forth in Paragraph 5 hereof.

          (x)  Purchaser:  Walden Residential Properties, Inc., a
Maryland corporation, together with any assignee thereof described in Paragraph 21 hereof.

          (y) Rent Roll: Collectively, the Current Rent Roll and the Revised Rent Roll, or either of them as of the context may required.

          (z)  Revised Rent Roll:  A revision of the Current Rent
Roll dated not earlier than five (5) days prior to Closing.

          (aa) Seller: Marc Paskin and Marcia Paskin

          (bb) Service Contracts: All service or maintenance contracts relating to the Property as described at Exhibit K hereto.

          (cc) Street Rents: The rents for space in the Property being offered to the public as of the date of this Agreement.

          (dd) Survey: An on-the-ground survey of the Land and Improvements prepared by a qualified, registered public surveyor selected by Seller and reasonably acceptable to Purchaser and the Title Insurer (I) containing a field note description of the Land which (A) establishes a beginning point by reference to a permanent monument, (B) states the distances, bearing and angles of all sides
or boundaries of the Land,   if appropriate, states the length of
arc, central angle and radius of circle for arc, central angle and radius of circle for arc and chord distance and bearing of all curving sides or boundaries of the Land, (D) establishes a single perimeter description, and (E) references all abutting or encroaching streets, roadways and fence lines, including a statement of width, (ii) noting, by plat, the size and location of all Improvements and other physical conditions affecting the Property, (iii) noting, by plat, the size and location of all abutting or encroaching streets, roadways and fence lines, (iv) noting, by plat, the size and location of all encroachments or protrusions, (v) noting, by plat, the size, location and recording data of all easements, ditches, rights-of-way, setback lines, curb cuts and similar matters, (vi) locating any portion of the Land or Improvements determined to be flood prone or within the 100-year flood plain under the Flood Disaster Protection Act of 1973 or otherwise determined to be flood prone or within the flood plain by the Federal Emergency Management Agency, the United States Army Corps of Engineers, a unit or department of the United States, the engineer preparing the Survey, or any other state or federal agency, (vii) certifying the number of acres of land in the Land, both as to total acreage and as to net acreage, (viii) certified by the surveyor as conforming to the current Texas Surveyor's Association Standards and Specifications for a Category 1A Condition II Survey, (ix) being dated or recertified as of a date not earlier than the Effective Date, (x) containing a certificate substantially in the form attached hereto as Exhibit C, and (xi) otherwise containing such items and revisions as Purchaser's lender may require.

          (ee) Tenant Leases: The lease agreements relating to the Land and Improvements and existing at Closing.

          (ff) Title Commitment: A Commitment for Title Insurance issued by the Title Insurer in the standard form promulgated by the Texas State Board of Insurance.

          (gg) Title Insurer: Chicago Title Insurance Company, or other title insurance company acceptable to Purchaser in its sole discretion, acting through its agent, American Title Company, 717
N. Harwood St., 2610 Maxus Energy Tower, Dallas, Texas 75201,
Attention: Mr. Tim Hardin.

     3. Agreement of Purchase and Sale. Subject to the terms and conditions thereof and for the consideration of One Hundred and No/100 Dollars ($100.00) paid to Seller by Purchaser on the Effective Date, the receipt and sufficiency of which hereby is acknowledged and which sum is non-refundable to Purchaser and in no event shall be applied against the Purchase Price and for the Purchase Price set forth at Paragraph 5, Purchaser hereby agrees to purchase, and Seller hereby agrees to sell, the Property, as more particularly described at Schedule III attached hereto and incorporated herein by reference.

     4. Property to be Sold. The Property to be purchased hereunder by Purchaser shall be comprised of (I) the Land, (ii) the Improvements, (iii) all Included Personal Property, but not the Excluded Personal Property, (iv) the Appurtenant Interests, (v) the Tenant Leases, and (vi) all of Seller's right, title and interest, if any, in and to (A) warranties covering the Included Personal Property and the Improvements, (B) the trademarks or tradenames set forth on Schedule III attached hereto and incorporated herein by reference for all purposes and any other trademark or tradename used by Seller in connection with the Property; (C) the Service Contracts and (D) all licenses, permits, approvals and other intangible property rights relating to the Property.

     5.   Purchase Price.     Subject to the adjustments provided
in subparagraphs (b) and (c) below and elsewhere in this Agreement, the Purchase Price for the Property shall be FOUR MILLION SEVEN
HUNDRED SIXTY-FIVE THOUSAND AND NO/100 DOLLARS ($4,765,000), payable as follows:

          (a)  Earnest Money Deposit.   $50,000, payable by
delivery of the Earnest Money Deposit to the Title Insurer in accordance with this Agreement.

          (b)  Cash at Closing.    $4,765,000, payable in cash at
Closing, less any sum paid Seller at Closing from the Earnest Money
Deposit.

     Notwithstanding the foregoing, at Purchaser's option prior to Closing, Purchaser may seek from Lender the consent of Lender to an assumption of the Existing Indebtedness by Purchaser on such terms and conditions as may be acceptable to Purchaser and Existing Lender. In the event that Purchaser elects to assume the Existing Indebtedness, the cash portion of the Purchase Price shall be reduced by an amount equal to the amount of the Existing Indebtedness so assumed.

     6.   Evidence of Title.

          (a) Title Commitment. Within five (5) days from and after the Effective Date, Purchaser shall order and deliver, or cause to be delivered, to Purchaser or Purchaser's attorney, a current Title Commitment from the Title Insurer covering the Property, in the amount of the Purchase Price covering the Land and Improvements located on the Property. The Title Commitment shall be issued as of or subsequent to the Effective Date and shall include good, legible copies of all documents constituting exceptions to Seller's title as reflected in the Title Commitment. The Title Commitment shall reflect good and indefeasible fee simple title vested in Seller.

          (b) Survey. Within ten (10) days from the Effective Date, Purchaser, at Seller's sole expense, shall order and deliver, or shall cause to be delivered, to Purchaser or Purchaser's attorney, the Survey of the Land and Improvements. The Survey shall be sufficient to permit the Title Insurer to modify the standard printed exception in the Owner Policy pertaining to discrepancies, conflicts, shortages in area or boundary lines, encroachments, overlapping of improvements or similar matters.

          (c) Review. Purchaser shall have through and including the expiration of the Feasibility Period in which to review such items and to deliver to Seller in writing such objections as Purchaser may have to anything contained or set forth therein. Any items to which Purchaser does not object to prior to the expiration of the Feasibility Period shall be Permitted Title Exceptions.

          (d) Owner Policy. At Closing, the special warranty deed to the Land and Improvements referred to in Subparagraph 8(b)(I) hereof shall be recorded, and Seller shall furnish or cause to be furnished to Purchaser, at Purchaser's sole expense, the Owner Policy covering the Property, insuring good and indefeasible fee simple title to be vested in Purchaser and insuring Purchaser's title to the Property in an amount equal to the Purchase Price, subject only to the Permitted Title Exceptions and the standard printed exceptions, except that:

               (i) the exception relating to restrictions against the Property shall be endorsed by Title Insurer to read "None of record" except for such restrictions as may be included in the Permitted Title Exceptions;

               (ii) the exception relating to discrepancies, conflicts, shortages in area, boundaries, encroachments, or overlaps shall be modified, at Purchaser's sole cost and expense, by deleting such exception, save any shortages in area; and

               (iii) the exception relating to ad valorem taxes shall except only to taxes owing for the current year of Closing and subsequent years and subsequent assessments for prior years due to change in land usage or ownership, not yet due and payable.

          (e)  Intentionally Deleted.

          (f) Remedies of Purchaser. If Seller is unable to furnish Purchaser the Title Commitment pursuant to Subparagraph 6(a) or the Owner Policy in the manner provided at Subparagraph 6(d), then, at Purchaser's sole discretion, Purchaser may cancel this Agreement and shall have the right to the return of the Earnest Money Deposit, and the parties shall have no further obligation to each other, except as is expressly provided in Subparagraph 16(c). Except as expressly set forth in this Subparagraph 6(f), Seller shall have no liability for its inability to deliver the Title Commitment or Owner Policy.

          (g) Uniform Commercial Code Search. Seller also shall deliver at Closing, at Seller's cost and expense, Uniform Commercial Code financing statement searches covering Seller and any general partner of Seller for the state constituting the situs of the Property and the county in which the Property is located showing that all of the Included Personal Property is free and clear of all liens and encumbrances other than the Permitted Title Exceptions and also shall deliver copies of receipts showing payment of all taxes levied and payable on the Property.

     7.   Representations and Warranties of Seller.    Seller
represents and warrants to, and covenants with, Purchaser, as of the date of this Agreement and thereafter in accordance with Paragraph 7(w), as follows:

          (a)  Legal and Beneficial Title.  Seller is, and at
Closing will be, the sole person holding good and indefeasible fee simple title to the Property, free and clear of all liens and encumbrances except the Permitted Title Exceptions.

          (b) Due Authorization and Execution and Validity, Binding Effect and Enforceability. This Agreement has been duly authorized and executed by Seller and is a valid and binding obligation of, and is enforceable, in accordance with its terms, against Seller. The documents delivered to Purchaser at Closing will be duly authorized and executed by Seller and will be a valid and binding obligation of, and will be enforceable in accordance with their terms against, Seller.

          (c) The Rent Roll. Attached hereto as Exhibit G is the Current Rent Roll. Not earlier than five (5) days prior to Closing, Seller shall deliver a Revised Rent Roll to Purchaser, certified by Seller in writing as true and correct. The Revised
Rent Roll shall set forth the following:

               (i)  the name of each tenant;

               (ii) the lease commencement and expiration dates and the nature of any renewal options;

               (iii)     the amount of any security deposits;

               (iv) a list of vacant space;

               (v)  the size and type of each vacant area; and

               (vi) the amount and description of any concessions and any rights of first refusal.

          (d) Representations as to Rent Roll. Except as expressly set forth in a Rent Roll:

               (i)  All of the information contained on the Rent
Roll is, and will be, true, correct and complete as of its date.

               (ii) No rent under any Tenant Lease has been, or prior to Closing will be, prepaid for a period in excess of thirty
(30) days.

               (iii) No tenant has any right of first refusal or option with respect to the leasing of any portion of the Property, other than renewal options contained in tenant leases.

               (iv) No one, including any tenant, has any option or right of first refusal to purchase the Property or any part thereof.

               (v) To the best of Seller's knowledge, there are no oral agreements with anyone, including tenants, with respect to the Property or any portion thereof, except as set forth in a Rent Roll or at Exhibit K.

               (vi) All of the present Tenant Leases for rental space in the Improvements are in writing, on a standard form (which form is attached hereto as Exhibit N) and duly executed by all parties thereto, and, to the best of Seller's knowledge, are (A) in full force and effect and (B) valid and binding agreements of, and fully enforceable in accordance with their terms against, the tenants.

               (vii) The Tenant Leases will not be amended in any way after the date hereof, other than in the ordinary course of business, without the prior, written consent of Purchaser, which consent shall not be unreasonably withheld. Purchaser, unless it otherwise shall advise Seller in writing within ten (10) days following Seller's request for such consent, shall be deemed to have consented to any such amendment.

               (viii) Except as stated in a Rent Roll, there are no uncured defaults on the part of any party to any of the Tenant
Leases, and Seller is in full compliance with all of lessor's obligations thereunder.

               (ix) None of the rentals due or to become due under such leases will be assigned, encumbered, or subject to any liens at the Closing other than the Permitted Title Exceptions.

               (x) Except as set forth at Exhibit G, at the time of Closing, all tenants will be paying charges for electricity consumed in their space, including heating and air conditioning, on an individually metered basis.

          (e) Street Rents. Set forth below is a current schedule of the Street Rents. Seller represents, to the best of its knowledge after due investigation and inquiry, that the Street Rents, under leases averaging six (6) months in duration, constitute the fair rental value of apartment units in the Improvements as of such date in light of current rental market conditions in the relevant market area and that the same is evidenced by the pace at which such space is being leased by the public at the Street Rents. The Street Rents are as follows:

     Unit Type      Number         Square Feet    Monthly Rent
     _____________  __________     ___________    $___________
     _____________  __________     ___________    $___________
     _____________  __________     ___________    $___________
     _____________  __________     ___________    $___________
     _____________  __________     ___________    $___________
     _____________  __________     ___________    $___________
          Total     __________     ___________    $___________

          (f)  Operating Statements.    Attached at Exhibit I is
the most recent monthly statement of income and expense in connection with the operation and maintenance of the Property. The balance of such statements for the preceding months shall be made available to Purchaser promptly upon request. Such statements are unaudited, were assembled by Seller and were prepared on the cash basis of accounting by an employee or bookkeeper of Seller who is not an accountant. There have been no material adverse changes to the Effective Date in the gross income from the Property from that set forth in the most recent operating statement at Exhibit I. Seller agrees to make available to Purchaser or its representatives, at Seller's office (or to provide Purchaser with photocopies thereof upon request), all supporting documentation for such statements, such documentation to be in a condition that is adequate to enable the Property's financial records to be audited by Purchaser's financial representatives.

          (g)  Intentionally Deleted.

          (h)  Intentionally Deleted.

          (i) Liens on Property. No action has been or will be, prior to Closing, taken by Seller with respect to work performed or delivery of material which would give rise to a lien on the Property.

          (j) Insurance. The insurance policies listed and described at Exhibit J are presently in force, and all such policies or their equivalent will be maintained in force until Closing. Seller will not renew, amend, or reduce the coverage under, or cancel, any existing policy or procure any new policy without Purchaser's prior, written consent, which shall not be unreasonably withheld. Purchaser, at Closing, shall obtain its own insurance coverage. Seller has received no notices from any insurer of the Property or any part thereof requesting any improvements, alterations, additions, correction or other work in, on or about the Improvements, whether related to the Property or to the operation of any occupant thereof, which have not been cured or satisfied.

          (k) Pending or Threatened Litigation. There are no lawsuits or proceedings pending or, to the best of Seller's knowledge, threatened, or any present state of facts which reasonably could give rise to any lawsuits or proceedings, regarding ownership, construction, use or possession of the Property or any portion thereof.

          (l) Mechanical Systems and Structural Components. To the best of Seller's knowledge, the Improvements and Personal Property are in good working order and there are no material defects therein except inconsequential items requiring repair due to normal wear and tear, and no condition exists which could adversely affect in a material way the operation of the Property with respect to the following:

               (i)  Water, sewer, plumbing, heating, air
conditioning, and other mechanical and electrical systems in the Improvements; and

               (ii) Roofs and other structural portions of the Improvements, including walls and foundations.

          (m) Inspection of Plans and Specifications, Reports and Books and Records. The Property and the Plans and Specifications, all reports (including but not limited to soil tests and construction inspection reports), the books and records and all Tenant Leases and other documents related thereto regarding the construction, ownership, management and operation of the Property shall be open to inspection by Purchaser or Purchaser's agents during regular business hours from and after the Effective Date, and Seller shall cooperate with Purchaser or its agents with respect to the inspection of the Plans and Specifications, all reports, the books and records, the Tenant Leases, the Property or the construction, management and operation thereof.

          (n)  Maintenance of Property Until Closing.

               (i) Seller, at its expense, will maintain the Property in a first class condition until Closing excepting only ordinary wear and tear and damage or loss thereto covered by insurance. In the event of any breakdown, malfunction or other similar event (other than of a type covered, and to the extent covered, by insurance) occurring prior to the Closing, whether or not the same is covered by any service warranty or contract, the parties hereto will determine the cost of repairing or restoring the same, and Seller will cause the same to be repaired and restored at no cost to Purchaser within a reasonable time after Closing. The amount of the estimated cost thus determined and agreed to by the parties shall be withheld by the Title Insurer from the cash proceeds of sale and shall be paid over to Seller, together with any accrued interest thereon, upon completion by Seller of such items.

               (ii) Until Closing, Seller shall continue the operation of the Property in the normal and usual manner, will not remove any fixtures, furnishings, equipment or personalty subject to this Agreement, except for repair or replacement, and the Property will be managed, operated, maintained, repaired and redecorated in the ordinary course of business and in such manner as to maintain the Property completed in all material respects as of the date hereof in no less satisfactory condition than the same exists as of such date.

               (iii) All rental units shall be in "market ready" rentable condition as of the date of Closing; provided, however, Seller and Purchaser acknowledge that rental units that are vacated within five (5) business days prior to the date of Closing will be in varying conditions of make-ready for leasing, as is ordinary in Seller's course of business. As to any units that are not in "market-ready" rentable condition as of the date of the Closing, Purchaser and Seller understand and agree that Purchaser shall be entitled to credit against the Purchase Price at Closing an amount equal to the amount agreed upon at Closing by Purchaser and Seller as being required to put in "market-ready" rentable condition any units that are not in such condition as of the date of the Closing. Purchaser shall have the right to re-inspect the Property during the period commencing not earlier than five (5) days prior to the Closing and ending on the Closing solely for purposes of verifying the maintenance of the Property in accordance with Subparagraphs 7(p)(I) and (ii). Purchaser hereby acknolwedges that one (1) "down" unit located on the Property is currently being used for maintenance and storage and shall constitute an exception to this paragraph.

          (o)  Service Contracts.

               (i) At Closing, no contract of any kind, including contracts for servicing, operating or managing the Property, will be effective and binding upon the Property or Purchaser, except as may be approved in writing by Seller during the Feasibility Period. Seller will not enter into any other service, operating or management contracts relative to the Property that cannot be canceled on thirty (30) days' notice without cost to Purchaser, nor will Seller make, or agree to, prior to Closing, any change or modification to the contracts set forth in Exhibit K without the prior, written consent of Purchaser. If an agreement concerning the management of the Property currently is in effect and is not set forth at Exhibit K, it shall be terminated effective on the date of Closing.

               (ii) Seller agrees that benefits or compensation accrued prior to Closing, and due or claimed to be due either before or after Closing, to employees or former employees of Seller shall constitute obligations of Seller only, and Seller agrees to indemnify and hold Purchaser harmless from all such obligations and claims.

          (p) Restrictions on Additional Indebtedness. Seller will not borrow any money or do, or fail to do, any other act or thing which would cause the Land, the Improvements or any Included Personal Property to become pledged or otherwise utilized as collateral or in any way stand as security for any indebtedness or obligation.

          (q) Closing Not Constituting Breach. The consummation of the transaction contemplated herein will not result in the breach of any provision in any lease or other agreement affecting the Property.

          (r) Access to Property. Seller has received no notices of the existence of any fact or condition which would result in the termination or restriction of the current access from the Property to any presently existing highways and roadways adjoining, situated on or otherwise serving the Property or to any sewer or other utility adjoining, situated or otherwise serving the Property.

          (s)  Improvements and Amenities.   A description of the
improvements and amenities of the Property is more particularly set forth at Schedule V attached hereto and incorporated herein by reference for all purposes.

          (t) Seller's Non-foreign Status. Seller is not a "foreign person" within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1954, as amended; that is, Seller is not a non-resident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code of 1986, as now existing or hereafter amended).

          (u) Taxes and Assessments. All ad valorem taxes and personal property taxes, together with all assessments or other charges for utilities, roads or the widening of such roads, or any other fees imposed by any governmental authority with respect to the Property, have been paid in full. The ad valorem taxes, personal property taxes and special assessments pertaining to the Property for calendar year 1995 were in the aggregate amount of $[to be determined].

          (v) Exhibits. All exhibits attached hereto are true and correct in all material respects.

          (w) Seller's Affidavit at Closing. The representations, warranties and covenants of the Seller contained in this Agreement or in any document delivered to Purchaser pursuant to the terms of this Agreement (whether in this Paragraph 7 or elsewhere) (I) shall be true and correct in all material respects and not in default at the time of Closing, just as though they were made at such time, and Seller shall deliver to Purchaser, at Closing, an Affidavit to that effect, and (ii) in the event of a breach of such representations, warranties or covenants prior to or at Closing, Purchaser shall have the right to make a claim hereunder against Seller for a period of one (1) year after the date as of which such Affidavit was delivered to Purchaser.

          (x)  Disclaimers.   Purchaser acknowledges that, except
as otherwise set forth herein or in the Deed, neither Seller nor his representatives have made any representations or warranties as to the property or its environmental or physical condition upon which Purchaser has relied. This includes not only the condition of the land itself, but all improvements constructed thereon, including without limitation, any and all equipment and fixtures which are included in this conveyance. Purchaser further acknowledges and agrees that, except as otherwise set forth herein or in the Deed, SELLER HAS NOT MADE, DOES NOT MAKE, AND EXPRESSLY DISCLAIMS ANY WARRANTIES, REPRESENTATIONS, COVENANTS OR GUARANTEES, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW AS TO THE MERCHANTABILITY, HABITABILITY, QUANTITY, QUALITY OR ENVIRONMENTAL CONDITION OF THE PROPERTY OR ITS SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE. Purchaser affirms that it (1) will thoroughly investigate and inspect the Property and will become familiar and satisfied with the physical condition of the Property, and (2) will make its own determination as to (a) the merchantability, quantity, quality and condition of the Property, including without limitation, the possible presence of toxic or hazardous substances or waste, or other environmental contamination, and (b) the Property's suitability or fitness for any particular purpose or use. The Purchaser hereby accepts the Property in its present condition on and "AS IS," "WHERE IS," and "WITHOUT FAULTS" and acknowledges that without this acceptance this Sale would not be made and that Seller shall be under no obligation whatsoever to undertake any repair, alteration, remediation or other work of any kind with respect to any portion of the Property.

     8.   Closing and Conditions to Closing.

          (a) The Closing Generally. The Closing shall occur at 10:00 a.m. on or before ten (10) days following the expiration of the Feasibility Period. The Closing will be held at the offices of the Title Insurer, or at such other time and place as to which the parties hereafter may agree upon in writing. At Closing, the Purchase Price shall be delivered to Seller in the manner provided at Paragraph 5, and possession of, and title to, the Property shall be delivered and conveyed to Purchaser in the manner provided herein, together with all other documents to be delivered by Seller to Purchaser hereunder.

          (b)  Documents Delivered By Seller at Closing.    At the
Closing, Seller, at its sole cost and expense, shall deliver, or shall cause to be delivered, to Purchaser the conveyance, assignment and other documents described below (Purchaser and Seller agreeing to negotiate and agree upon the form of such documents, including, but not limited to, the documents to be attached to this Agreement as Exhibit M, as soon as possible after the Effective Date and no later than the expiration of the Feasibility Period):

               (i) Special Warranty Deed. A special warranty deed, duly executed and acknowledged, conveying to Purchaser good and indefeasible fee simple title to the Land and Improvements free and clear of all liens and encumbrances, except the Permitted Title Exceptions, in the form attached at Exhibit M.

               (ii) Bill of Sale and Assignment. A bill of sale, duly executed and acknowledged, with general warranties of title, subject only to the Permitted Title Exceptions, conveying to Purchaser (A) the Included Personal Property, (B) Seller's interest in and to all assignable Service Contracts as have been approved by Purchaser, together with copies of the originals of each of said contracts, (C) all existing warranties on the Improvements, including, but not limited to, roofs, foundations, plumbing, heating, air conditioning, and electrical, if any, (D) Seller's right, title and interest, if any, in and to the names of the apartment complexes set forth on Schedule III attached hereto and other applicable trade names or trademarks used by Seller in connection with the Property, and (E) Seller's right, title and interest in any and all licenses, permits, approvals and other intangible property or rights relating to the Property, together with appropriate endorsements or such other instruments as may be necessary to transfer title to Seller's interest in the Included Personal Property in the form attached at Exhibit M.

               (iii) Assignment of Tenant Leases. A transfer and assignment of the Tenant Leases, together with all rents, other income and deposits paid or payable thereunder, subject to the Permitted Title Exceptions in the form attached as Exhibit M, together with delivery of all Tenant Leases and information pertinent thereto.

               (iv) Affidavit of Seller. An affidavit of Seller in the form attached as Exhibit M, pursuant to Subparagraph 7(w) to the effect that the representations and warranties of Seller pursuant to Paragraph 7 and as limited by Subparagraph 7(x) continue to be true and correct in all material respects and that all of Seller's covenants (not otherwise waived by Purchaser) have been performed as of the date of Closing.

               (v) Owner Policy. Seller, at Purchaser's sole cost and expense, also shall deliver or cause to be delivered the Owner Policy.

               (vi) Intentionally Deleted.

               (vii)     Audit Letter.  Seller shall deliver or
cause to be delivered the letter ("Audit Letter") in the form attached hereto as Schedule II.

          (c)  Conditions Precedent to Purchaser's Obligations.
Purchaser shall not be obligated to consummate the transfer of title to the Property hereunder unless and until:

               (i) Closing Documents. Seller has delivered (A) to the Title Insurer the closing documents attached at Exhibit M and any other documents required by the Title Insurer in order to insure Purchaser's good and indefeasible fee simple title to the Property free and clear of all liens and encumbrances, except the Permitted Title Exceptions, and (B) to Purchaser all other instruments required to the terms of this Agreement.

               (ii) No Uncured Breach. There has been no uncured breach by Seller of any of the agreements, representations, warranties or covenants contained in Paragraph 7.
               (iii)     Title Vested in Seller.  Good and
indefeasible title to the Property has been shown to be vested in Seller in accordance with and subject to the matters stated in Paragraph 6(a).

               (iv) Appraisal. On or before the expiration of the Feasibility Period, Purchaser shall have obtained, at its sole cost and expense, from a member of the American Institute of Real Estate Appraisers, an independent appraisal of the fair market value of the Property acceptable to Purchaser. Seller shall fully cooperate with the appraiser and shall furnish such documents or materials reasonably requested in connection with such appraisal.

               (v) Termite Inspection. Purchaser shall have obtained, at Seller's sole cost and expense, a termite inspection report indicating no live infestation by termites or other pests in or damage to the Improvements. If such inspection reveals live infestation or damage, then Seller shall take such action as may be necessary to exterminate the termites and repair the damage in a workmanlike manner; provided, however, that Seller shall not be required to spend more than $10,000.00 with respect to such extermination and repair.

               (vi) Delivery of Plans and Specifications, Reports and Books and Records. To the extent in Seller's possession and control, Seller shall have delivered to Purchaser the Plans and Specifications and all reports and books and records concerning the construction, ownership, management and operation of the Property through the date of Closing.

               (vii) Existing Lender Estoppel Letter. Prior to the expiration of the Feasibility Period, Seller, at its sole cost and expense, shall deliver or shall cause to be delivered, the Existing Lender Estoppel Letter in form and content acceptable to Purchaser in Purchaser's sole discretion.

     9.   Prorations and Adjustments.   All prorations and
adjustments shall be made and determined as of the Proration Date as follows:

          (a) Rents. Collected rents shall be prorated. Seller shall not receive any proration credit for rents accrued and delinquent for months prior to the Proration Date, and all rentals received after such date shall be applied, first, to current and, then, delinquent obligations, the latter of which shall be paid to Seller; provided, however, nothing herein shall operate to require Purchaser to institute a lawsuit to recover such amounts. Seller shall not be charged for uncollected rent for the month within which the Proration Date shall occur, it being the intent of the parties to prorate only the rents that have been collected at such date. Any delinquent rents for periods prior to the Proration Date and a prorated portion of rents for the month uncollected as of the Proration Date which are collected by Purchaser and which are not necessary to bring a tenant current as described above shall be forwarded to Seller.

          (b) Prepaid Rents and Security and Other Deposits. Prepaid rents and security and other tenant deposits (including but not limited to pet deposits and key deposits), if any, under assigned leases shall be paid to Purchaser by Seller at Closing. Purchaser shall assume full liability therefor and hold Seller harmless with respect to all such deposits.

          (c) Service Contracts. Prepaid or unpaid amounts under those Service Contracts listed in Exhibit K which shall be assigned to and assumed by Purchaser at Closing shall be prorated, including, but not limited to, all amounts prepaid to Seller under long-term Service Contracts (e.g., laundry contracts), which shall be prorated over the entire term of such long-term contracts.

          (d) Property Taxes. Taxes assessed upon the Property for calendar year 1996 shall be prorated based on the assumption that the actual taxes for the entire calendar year 1996 will be the same as calendar year 1995 with an increase of five percent (5%), which amount Seller and Purchaser agree is a reasonable estimate of 1996 taxes. Taxes prorated at Closing shall be re-prorated between the parties promptly upon the receipt of the 1996 real estate tax bill.

          (e)  Intentionally Deleted.

          (f) Utilities. Utility charges shall not be prorated but, rather, instructions shall be given to the utility companies by Seller (with a duplicate copy of such instruction being provided concurrently to Purchaser) to read the meters on the date of Closing and to issue separate statements thereafter. Utility deposits will be credited to Seller and assigned to Purchaser at Closing. In the event that any provider of utilities shall refuse to issue separate statements in the manner aforesaid, applicable utility charges shall be adjusted in the manner of rents.

          (g) Other Adjustments. Such other items as are adjusted pursuant to custom in the state constituting the situs of the Property and on similar real estate transactions.

          (h) Delivery by Seller of Documents and Supplies. Seller, at Closing, shall assign and deliver to Purchaser all original leases, deposits, supplies, contracts, and other items as to which proration is to be made. Seller also shall deliver to Purchaser all Plans and Specifications (including cost breakdowns) relating to the Property and all such other documents, books, records, and keys which relate to the operation, maintenance or management of the Property. Seller also shall deliver to Purchaser its current supply of printed leasing brochures, floor plans and other advertising literature with respect to the Property.

     10.  Material Damage.

          (a) Procedure. If, prior to Closing, the Property shall be destroyed or sustain Material Damage as a result of fire or other casualty, then, at Purchaser's option exercised in the manner provided hereunder, the following shall occur with respect to the
Property:

               (i) This Agreement shall become null and void and the Earnest Money Deposit shall be returned to Purchaser, provided that Purchaser gives notice of such election at or prior to Closing, but in any event within ten (10) days following receipt by Purchaser of notice of the occurrence of any such event; or

               (ii) If all other conditions precedent to Purchaser's obligation to close have been satisfied, the purchase and sale transaction shall close with a reduction in the cash portion of the Purchase Price equal to the amount of the applicable insurance deductible, and concurrently with the Closing, Seller, Existing Lender and any other named insured shall assign to Purchaser, in form satisfactory to Purchaser, all claims arising under any policy of insurance covering such casualty, and Seller shall have no further liability to Purchaser with respect to such damage.

     If the parties shall fail to agree on the amount of the cost of such restoration, either party may terminate this Agreement by giving written notice to the other prior to Closing and, in such event, the Purchaser shall have the right to the return of the Earnest Money Deposit, and neither party shall have any further obligations to the other.

          (b) Damage Other Than Material Damage. In the event of any damage to the Property other than Material Damage, the purchase and sale transaction shall close in accordance with and subject to the conditions of Subparagraph 10(a)(ii). If the cost to restore the Property to its condition before the casualty, as mutually agreed by Seller and Purchaser is not more than $50,000 and is uninsured, the cash portion of the Purchase Price shall be reduced by the cost to restore thus determined.

     11. Condemnation. If, prior to Closing, any governmental or similar authority shall institute eminent domain or similar proceeding or take any steps preliminary thereto (including the giving of any direct or indirect notice of intent to institute any such proceeding), Purchaser shall be entitled to terminate this Agreement upon written notice to Seller prior to Closing and to a return of the Earnest Money Deposit.

     12.  Brokerage and Consultants.

          (a) Representation of Seller. Seller represents and warrants that it has neither employed, retained nor consulted any broker, consultant, agent or finder in carrying on the negotiations relative to this Agreement or the purchase and sale referred to herein, and Seller shall indemnify and hold Purchaser harmless from and against any and all claims, demands, causes of action, debts, liabilities, judgments and damages (including costs and reasonable attorney's fees) which may be asserted or recovered against it on account of any brokerage fee, consulting fee, commission or other compensation arising by reason of the breach of this representation and warranty. Seller further represents and warrants that no amount shall be paid by Seller to any party as a fee or a commission, or any amount of a similar nature, whatever designated, as a result of the purchase and sale referred to herein.

          (b) Representation of Purchaser. Purchaser represents and warrants that it has neither employed, retained, nor consulted any broker, consultant, agent or finder in carrying on the negotiations relative to this Agreement or the purchase and sale referred to herein, and Purchaser shall indemnify and hold Seller harmless from and against any and all claims, demands, actions, causes of action, debts, liabilities, judgments and damages (including costs and reasonable attorney's fees) which may be asserted or recovered against it on account of any brokerage fee, consulting fee, commission or other compensation arising by reason of the breach of this representation and warranty. Purchaser further represents and warrants that no amount shall be paid by Purchaser to any party as a fee or a commission, or any amount of a similar nature, whatever designated, as a result of the purchase and sale referred to herein.

          (c) Advice as to Title. Purchaser acknowledges that, at the time of execution of this Agreement, Seller has advised Purchaser by this writing that Purchaser should have the abstract covering the Property examined by an attorney of Purchaser's own selection or that Purchaser should be furnished with or should obtain a policy of title insurance.

     13.  Indemnification.

          (a) Indemnification of Purchaser. Seller hereby agrees to indemnify, defend and hold harmless the Purchaser and any other holder of record title to the Property pursuant to Paragraph 21, their officers, directors, general partners, agents and employees and their respective heirs, executors, administrators, successors and assigns, from and against any and all indebtedness or other liability arising out of ownership or operation of the Property prior to Closing, including, but not limited to, any and all claims, liabilities, damages, penalties and losses, costs or expenses (including court costs and reasonable attorney's fees) incurred, resulting from or in any way arising out of any act or omission of Seller, its agents and employees, in respect of the construction or operation of the Property prior to Closing, any injury to persons or damage to property happening or occurring in, on or about the Property. Seller further agrees, upon notice and request from Purchaser, to contest any such demand, claim, suit or action against which Seller has hereinabove agreed to indemnify and hold Purchaser harmless, and to defend any action that may be brought in connection with any such demand, claim, suit or action or with respect to which Seller has hereinabove agreed to indemnify and hold Purchaser harmless and to bear all costs and expenses of such contest and defense, provided, however, that Seller shall have no obligation hereunder to indemnify or hold Purchaser harmless from and against any claim, liability, damage, penalty or loss, cost or expense incurred by Purchaser incident to, resulting from or in any way arising out of any act or omission of Purchaser, its agent or employees, it being understood and agreed, however, that the employees of Seller engaged in the operation of the Property prior to Closing are and shall be construed to be, for purposes of this provision, the employees of Seller and the acts and omissions of said employees shall in no way be attributable to Purchaser for the purposes of this provision.

          (b) Indemnification of Seller. Subject to Subparagraph 13(a), Purchaser agrees to indemnify, defend and hold Seller harmless from and against any claim, liability, damage, penalty, loss, cost or expense (including court costs and reasonable attorney's fees) incurred by Seller incident to, resulting from or in any way arising out of any act or omission of Purchaser, its agents or employees, or arising out of, or in any way connected with, the operation of the Property from and after Closing; and Purchaser further agrees, upon notice, and request from Seller, to contest any such demand, claim, suit, or action against which Purchaser has hereinabove agreed to indemnify and hold Seller harmless, and to defend any action that may be brought in connection with any such demand, claim, suit or action or with respect to which Purchaser has hereinabove agreed to indemnify and hold Seller harmless and to bear all costs and expenses of such contest and defense.

          (c) Indemnification Procedure. To the extent of any claims against Seller or Purchaser predicated upon facts which could reasonably be interpreted as giving rise to potential liability of Seller or Purchaser under this Paragraph 13, the party against whom such claim is asserted shall promptly give notice thereof to the other party hereto. Thereupon, such other party shall have the option of retaining counsel of its choice to defend both it and the remaining party in respect of such claim and to control, in a manner reasonable in light of applicable circumstances, the course and ultimate disposition of such claim. In the event that a party to this Agreement shall elect to exercise the option provided in the preceding sentence, the party electing such option, by reason thereof, shall be deemed to have agreed to pay all reasonable costs and expenses of defending against such claim and any liability of the party against whom such claim was asserted on account thereof. Without regard to whether any party hereto shall exercise such option, Seller and Purchaser and their counsel shall consult with one another concerning such claim and with due regard to both the mutual and the independent interests of Seller and Purchaser therein.

     14. Notice to Tenants. On the date of Closing or at any time thereafter, upon request by Purchaser, Seller agrees to give notice, said notice to be in compliance with local law and inform approved by Purchaser, to each of the tenants of space located on the Property that Seller has sold and conveyed the Property to Purchaser and that all future rental payments due under the terms of the Tenant Leases are to be paid as directed by Purchaser. Upon request of Seller, Purchaser agrees to give notice to all tenants that their security deposit (if any) has been paid over to the Purchaser, and Purchaser shall assume the liability therefor.

     15.  Payments.

          (a) General. All payments to be made under this Agreement shall be made by the wire transfer of immediately available funds. Notwithstanding any provision to the contrary, whether express or implied, the payment required under Paragraph 5 hereof shall be deemed made to Seller by payment thereof to the Title Insurer, as escrow agent for Seller and Purchaser, to be held by the Title Insurer in escrow until the earlier of (I) the Closing (or such later date in respect to which explicit provision is herein made), (ii) such time as Purchaser shall be entitled to a refund thereof or (iii) such time as Seller shall be entitled to demand the same as liquidated damages in accordance with subparagraph 16(a). At whichever of such times first occurs, the Title Insurer shall pay such amounts to the party then entitled thereto. Except in connection with a Closing, the Title Insurer shall not pay such funds to either party unless both (A) the party claiming to be entitled thereto gives notice of such entitlement to the Title Insurer and to the other party, including an affidavit containing the facts on which such claim is based, and (B) the other party does not, within fifteen (15) days of such notice, give notice to the Title Insurer that the claim of the first party is disputed. If the Title Insurer receives notice within such fifteen
(15) day period that the claim of entitlement is disputed, the Title Insurer shall continue to hold such amounts in escrow and shall not pay such amounts to either party until such dispute is finally resolved by written agreement signed by both parties or by final unappealable judgment of a court of law, and when such dispute is finally resolved, the Title Insurer then shall pay such amounts to the party or parties entitled thereto pursuant to such final resolution.

          (b) Deposits to Account of Title Insurer. Unless and until the Title Insurer shall advise Purchaser and Seller to the contrary in writing, it is represented and acknowledged that deposits to the account of Title Insurer made hereunder by Seller and/or Purchaser shall be made as follows:

Account Owner:      [to be provided]
Account Name:
Account Number:
Depository:
ABA Routing No.:
Telephone Advice:

          (c) Deposits to Account of Purchaser. Unless and until the Title Insurer shall advise Purchaser and Seller to the contrary, it is represented and acknowledged that deposits to the account of Purchaser hereunder, at or after Closing or otherwise, shall be made by federal wire transfer of immediately available funds as follows:

Account Owner:      [to be provided]
Account Name:
Account Number:
Depository:
ABA Routing No.:
Telephone Advice:

          (d) Deposits to Account of Seller. Unless and until Seller shall advise Purchaser and the Title Insurer to the contrary, it is represented and acknowledged that deposits to the account of Seller hereunder, at or after Closing or otherwise, shall be made by federal wire transfer of immediately available funds as follows:

Account Owner:      [to be provided]
Account Name:
Account Number:
Depository:
ABA Routing No.:
Telephone Advice:

     16.  Default and Remedies.

          (a) Remedies of Seller. In the event that all conditions to Purchaser's obligation to close have been satisfied and Purchaser fails to close its purchase of the Property hereunder, the Earnest Money Deposit shall be paid to Seller and retained by them as liquidated damages as Seller's sole and exclusive remedy hereunder. The parties acknowledge that Seller's damages occasioned by Purchaser's default hereunder would be difficult to ascertain, but agree that the amount of the Earnest Money Deposit represents a reasonable estimate of Seller's damages.

          (b) Remedies of Purchaser. In the event that all conditions to Seller's (whether one or more of them) obligation to close have been satisfied and Seller fail to close the sale of the Property hereunder, Purchaser, at its sole discretion, either may
(I) specifically enforce this Agreement and the sale and purchase provided for herein according to its terms by suit filed within ninety (90) days, or (ii) terminate this Agreement, whereupon the Earnest Money Deposit shall be returned in full to Purchaser.

          (c) Rightful Termination by Purchaser. In the event that the conditions precedent to Purchaser's obligation to close are not satisfied and Purchaser terminates this Agreement pursuant to the terms hereof, the Earnest Money Deposit shall be returned in full to Purchaser as its sole remedy, and the parties shall have no further liability to one another.

          (d) Expense of Default. In the event either party hereto is required to employ an attorney because of the default of the other party, then the defaulting party shall pay to the nondefaulting party court costs and a reasonable attorney's fee incurred in the enforcement of this Agreement.

          (e)  Arbitration.   The Purchaser and Seller hereby agree
that any controversy or claim or matters in question between the parties including, but not limited to, any matter arising out of or relating to (a) this Contract, and any amendments thereto, (b) any breach thereof, (c) the sales transaction reflected in the Contract, (d) any alleged misrepresentations or breach of warranties, express or implied, (e) violations of the Texas Deceptive Trade Practices-Consumer Protection Act, and/or (f) any other cause of action relating to or arising out of the construction and/or sale of the Improvements by Seller to Buyer, (herein referred to collectively as a "Dispute"), shall be submitted to mediation with the American Arbitration Association (the"AAA") where the parties will endeavor to resolve the Dispute in an amicable manner. In the event any Dispute cannot be resolved by mediation, the Dispute shall be submitted to binding arbitration pursuant to Title 9 of the United States Code, which the parties hereto acknowledge and agree applies to the transaction involved herein, and in accordance with the Rules of the AAA. If Title 9 of the United States Code is inapplicable to any such claim, dispute or controversy for any reason, such arbitration shall be conducted by the AAA pursuant to the Texas General Arbitration Act and in accordance with the Rules of the AAA. In any such arbitration proceeding (i) all statues of limitations which would otherwise be applicable shall apply, and (ii) the proceeding shall be conducted by a single arbitrator. The arbitrator shall be selected by the process of appointment from a panel pursuant to the applicable procedures of the AAA. Any award rendered in any such arbitration proceeding shall be final and binding, and judgment upon any such award may be entered in any court having jurisdiction.

     17. Notices. All notices and other communications hereunder shall be effective as to any party only if, concurrent with notice to such party, notice shall be given to such party's counsel. All notices shall be in writing and shall be deemed to have been duly given the date deposited with a commercial air courier service or the United States Postal Service, the latter being registered or certified mail, return receipt requested, first class, postage prepaid, as follows:

Notice as to Seller:

          Marc Paskin and Marcia Paskin
          269 Pacific Avenue
          Solana Beach, California 92075
          Ph.: (619) 259-6743
          Fax: (619) 259-6743

Notice to Seller's Counsel:

          Robert L. Bush, Esq.
          4025 Woodland Park Blvd., Suite 190
          Arlington, Texas 76013
          Ph.: 817/274-5992
          Fax: 817/261-1671

Notice as to Purchaser:

          Walden Residential Properties, Inc.
          One Lincoln Center
          5400 LBJ Freeway, Suite 400
          Dallas, Texas  75240
          Attention:     Mr. Marshall B. Edwards

Notice to Purchaser's Counsel:

          Munsch Hardt Kopf Harr & Dinan
          4000 Fountain Place
          1445 Ross Avenue
          Dallas, Texas  75202
          Attention:     Robin K. Minick, Esq.

     18.  GOVERNING LAW.  THIS AGREEMENT SHALL BE CONSTRUED,
ENFORCED AND GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE OF
TEXAS.  THE INITIAL DRAFT OF THIS AGREEMENT WAS PREPARED BY
PURCHASER ONLY AS A MATTER OF CONVENIENCE AND SHALL NOT BE
CONSTRUED FOR OR AGAINST EITHER PARTY ON THAT ACCOUNT.

     19. Binding Effect. This Agreement and the exhibits attached hereto shall be binding upon, and shall inure to the benefit of, the parties hereto, their successors and assigns.

     20. Entire Agreement. This Agreement and the exhibits attached hereto shall constitute the entire contract between the parties and supersedes all prior and contemporaneous agreements, representations and undertakings of the parties regarding the subject matter of this Agreement. This Agreement may not be modified except by a writing, one or more counterparts of which is signed by all parties to this Agreement.

     21. Vesting of Title To Property. Seller and Purchaser agree that title to the Property will be vested at Closing in such other entity as Purchaser may direct by written notice to Seller. For purposes of this Agreement, "Purchaser" shall mean Purchaser and its successors and assigns.

     22. Waiver. No inspection by Purchaser of the Property or of any item delivered by Seller to Purchaser as provided in this Agreement shall constitute a waiver of any representation, warranty or covenant made by Seller hereunder. The waiver by a party hereto of any term, covenant, agreement or condition herein contained shall not be deemed to be a waiver of any subsequent breach or failure of condition as to the same or any other term, covenant, agreement or condition herein contained, nor shall any custom or practice which may arise between the parties in the administration of the terms hereof be construed as a waiver of or in such a manner as to lessen the rights of any party to insist upon the performance by the other parties in strict accordance with such terms.

     23. Time of the Essence. The time for performance of the obligations of the parties hereunder is of the essence in this Agreement.

     24. Survival of Agreement. The obligation of any parties to this Agreement, including any performance specified or anticipated to occur following the Closing, to that extent shall survive the Closing.

     25. Headings. The subject headings of paragraphs and subparagraphs of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

     26. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     27.  General.

          (a) Waiver by Purchaser. Purchaser, at any time at or prior to Closing, may waive any one or more of the requirements or conditions of this Agreement by written notice to Seller to that effect.

          (b) Time for Performance of Certain Obligations. At Purchaser's option, this Agreement shall be null and void unless one copy hereof, executed by Purchaser and Seller, together with the Earnest Money Deposit, shall have been delivered to Title Insurer within three (3) business days following the date of execution hereof by Purchaser.

          (c)  Limited Liability of Officers.     This Agreement
and all documents, agreements, understandings, and arrangements relating to this transaction have been executed by the undersigned in his/her capacity as an officer or director of Purchaser which has been formed as a Maryland corporation pursuant to the Articles of Incorporation of Purchaser, and not individually, and neither the directors, officers or stockholders of Purchaser shall be bound or have any personal liability hereunder or thereunder. Seller shall look solely to the assets of Purchaser for satisfaction of any liability of the Purchaser in respect of this Agreement and all documents, agreements, understandings and arrangements relating to the transaction contemplated by this Agreement and will not seek recourse or commence any action against any of the directors, officers or stockholders of Purchaser or any of their personal assets for the performance or payment of any obligation hereunder or thereunder. The foregoing shall also apply to any future documents, agreements, understandings, arrangements and transactions between the parties hereto.

          (d)  No Further Agreements.   From and after the date
hereof, Seller shall not enter into any agreement or Letter of Intent to sell the Property other than this Agreement.

          (e)  Confidentiality.    The parties hereto hereby agree
that they will maintain the confidentiality of all information and materials provided to each other in connection herewith and the terms of the transaction contemplated hereby, the contents of this Agreement and related documents, if any, except that Purchaser may disclose material terms which are required to be disclosed by applicable securities laws or as required by any national securities exchange on which Purchaser's common stock may be listed and Purchaser may include a copy of this Agreement and in its filings with the Securities and Exchange Commission.

     28. 1031 Exchange. Purchaser and Seller agree that Seller may substitute an intermediary ("Intermediary") to act in place of Seller as the seller of the Property. Intermediary shall be designated in writing by Seller. Upon identification of Intermediary, Intermediary shall be substituted for Seller as the seller of the property. Buyer agrees to accept the property and all other required performance from Intermediary to render its performance of all of its obligations to Intermediary. Buyer agrees that performance by Intermediary will be treated as performance by Seller, and Seller agrees that Buyer's performance to Seller. Seller shall unconditionally guarantee the full and timely performance by Intermediary of each and every one of the representations, warranties, indemnities, obligations and undertakings of Intermediary. As guarantor, Seller shall be treated as a primary obligor with respect to these representations, warranties, indemnities, obligations and undertakings, and, in the event of breach, Buyer may proceed directly against Seller on this guarantee without the need to join Intermediary as a party to any action against Seller. Seller unconditionally waives any defense that it might have as guarantor that it would not have if it had made or undertaken these representations, warranties, indemnities, obligations and undertakings directly. In the event of the breach of any representation, warranties, obligations and undertakings by Seller of Intermediary or in the event of any claim upon any indemnity by Seller or Intermediary (whether the representation, warranty, indemnity, obligation or undertaking is express or implied). Buyer's exclusive recourse shall be against the Seller, Buyer shall have no recourse of any type against the Intermediary arising from this transaction.

     29. Inspections. Prior to the expiration of the Feasibility Period, Purchaser shall have received various reports, satisfactory to Purchaser in its sole discretion, of inspections of the Property (including without limitation structural, mechanical, environmental, cathodic and financial). On the Effective Date, Purchaser shall have received the items listed in Schedule I attached hereto. Seller shall make the Property and all reports, books and records and agreements relating to the construction, ownership, management and operation of the Property available to the Purchaser and its agents as provided in Paragraph 7(o) hereof throughout the Feasibility Period. If the results of the inspections are unsatisfactory to Purchaser, or for any reason whatsoever, in its sole and absolute discretion, Purchaser, at its election, may terminate this Agreement by giving written notice to Seller at any time prior to 5:00 P.M., C.D.T., on or before the last day of the Feasibility Period, whereupon the Title Insurer immediately shall return the Earnest Money Deposit to Purchaser, this Agreement automatically shall terminate, and neither party shall have any further obligation to the other. In the absence of such notice by such date, the inspections shall be deemed to have been approved by Purchaser.

     30. Closing Costs. The recording costs for the special warranty deed described in Subparagraph 8(b)(I) hereof and the recording costs for any other of the Closing documents necessary to convey good and indefeasible fee simple title to the Property to Purchaser in accordance with this Agreement, except as otherwise provided herein, any and all prepayment penalties or premiums with respect to existing debts secured by the Property which will not constitute Permitted Exceptions and the costs of obtaining any Estoppel Letter shall be borne by Seller. The premiums for the Owner Policy shall be paid by Purchaser. The escrow fees, if any, charged by the Title Company shall be borne equally by Purchaser and Seller. Purchaser and Seller each shall pay their respective attorneys' fees and expenses. All other costs and expenses in connection with the transaction contemplated by this Agreement, unless otherwise expressly set forth herein to the contrary, shall be borne by Seller and Purchaser in the manner in which such costs and expenses customarily are allocated between the parties at closings of real property similar to the situs of the Property.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the day and in the year entered below, effective as above written.

                              PURCHASER:

                              WALDEN RESIDENTIAL PROPERTIES, INC.,
                              a Maryland corporation

                              By:______________________________
                                   Marshall B. Edwards
                                   President

                              Date Executed by Purchaser:_________

                              SELLER:

                              __________________________________
                              MARC PASKIN

                              __________________________________
                              MARCIA PASKIN

                              Date Executed by Seller:__________

     The undersigned, constituting the Title Insurer, hereby agrees to accept in escrow the moneys provided for in the above Agreement to be paid into escrow and to hold and apply the same as provided in said Agreement.

                         AMERICAN TITLE COMPANY,
                         in its separate capacity and
                         as agent for Chicago Title Insurance
Company

                         By:_____________________________
                              Authorized Agent

                         Date executed by Title
Insurer:____________






                                SCHEDULE I

ITEMS TO BE DELIVERED

     In accordance with the Agreement, to the extent in Seller's possession or control, Seller shall deliver to Purchaser the following items:

1. Seller's most current owner's title insurance policy and a copy of all title reports and documents in Seller's possession.

2. A list and a copy of all Service Contracts, all documents pertaining to any leased Personalty, and all warranties, guaranties and bonds, including termite inspections and treatments, relating to the Property, or any part thereof.

3. A complete, itemized and detailed inventory of the Personalty to be conveyed by Seller to Purchaser at the Closing.

4. A copy of (I) all income and expense statements for the Property, for the year to date and for the most recently completed prior year (prepared on a monthly basis), and annual operating statements for the two (2) most recent fiscal years, certified by Seller or audited (when available) as having been prepared in accordance with generally accepted accounting principles (except to the extent prepared on a cash basis), (ii) operating budgets for the Property for the current calendar year and the upcoming calendar year, (iii) a capital expenditure budget for the Property for the current calendar year and the upcoming calendar year, and
(iv) such other information as may be required by Purchaser's accountants to perform a complete audit of the Property for the twelve (12) month period ended December 31, 1995, and year-to-date 1996.

5. A copy of all ad valorem and other property tax statements (including personal property tax statements) relating to the Property for the current tax year and the immediately preceding two
(2) tax years, including copies of any assessments or statements for the current or forthcoming year, including a summary of any contested tax assessments relating to the Property for the preceding two (2) years, and the results thereof.

6. A copy of (i) a resident rent roll for the Improvements, showing actual occupancies, rentals, delinquencies, defaults, security deposits, assigned parking spaces (if any), free rent, rent concessions, resident incentives, lease terms, unit numbers, unit types, and unit amenities, (ii) a current schedule of rental rates for each type of unit within the Improvements, and (iii) such other pertinent information regarding the resident leases and rental units as is reasonably available to Seller, including, without limitation a schedule of the appliances and amenities included in each type of rental unit.

7. A copy of all site plans, surveys, soil and substrata reports and studies, engineering plans and studies, environmental reports or studies, architectural renderings, plans and specifications, construction contracts (with all applicable change orders), floor plans, landscape plans, utility schemes and other similar plans, diagrams of studies, if any, relating to the Property.

8. If available, a copy of the architect's certificate rendered at or after the completion of construction of the Improvements stating that the Improvements were constructed substantially in accordance with the plans and specifications delivered to Purchaser hereunder.

9. A copy of all reports made by engineers, architects or others, if any, relating to any structural problems or other defects with respect to any part of the Property.

10. A copy of all certificates of occupancy for the Improvements, and a letter from the cities in which the Property are located dated no earlier than the Effective Date stating that the Property complies fully with all applicable zoning ordinances and the operation of the Improvements as an apartment complex is a permitted use under such ordinances, together with a copy of such ordinances.

11. A copy of all swimming pool permits, boiler permits and other licenses and permits for the Property required by law and issued by any governmental authority having jurisdiction over the Property or Seller.

12. A list of all employees currently employed in the operation of the Property, setting forth his/her name, address, telephone number, position, salary, benefits, bonuses, leasing commissions, other incentives, apartment allowance (if applicable) and tenure with the Property.

13. A schedule outlining, and invoices, contracts and/or work orders pertaining to, any (i) carpet replacement, window replacement, and appliance replacement over the past two (2) years relating to the Improvements, (ii) any other capital expenditures over the past two (2) years at the Property, showing the nature of the work, expense, date and unit or common area where the work was done, and (iii) regular maintenance and repair at the Property over the past twelve (12) months.

14. A copy of the standard form of tenant lease, leasing application, security and pet deposit documents, rules and regulations, leasing brochures, occupancy checklist, current marketing/leasing plans and business plans for the Property, other standard forms and documents currently used in connection with the leasing and marketing of the Property, and, to the extent such information is available to Seller, a profile of existing tenant base, including data on age, income, sex, household structure, occupation, etc..

15. A list of all utility deposits or bonds for the Property and a copy of all utility bills for the Property for the previous twelve (12) months, excluding individually metered tenant utility bills; and a letter from each of the utility providers stating that the utilities are available to the Property.

16. A summary of any approvals, requirements or prerequisites (if any) imposed by any current lender having a security interest in the Property (or any portion thereof) as a condition to the execution of this Agreement by Seller or as a condition to the Closing as contemplated by this Agreement.

17. Copies of any documents related to any loans affecting the Property, including, promissory notes, deeds of trust, guarantee agreements, appraisals and other such documents pertaining to any such loans.

18. Copies of and/or access throughout the Feasibility Period to all resident files.

19. Copies of any pertinent litigation of safety related issues with respect to the Property.

20. Such other books, records, leasing files, contracts, agreements and information relating to the Property that are in Seller's possession or are readily available to Seller and as may be required by Purchaser's accountants to perform a complete audit of the Property for the twelve (12) month period ended December 31, 1995, and year-to-date 1996.

21. Copies of any and all existing contractor bids and proposals for anticipated future repair work and/or proposed capital improvements indicating bidder and estimated scope, specifications and costs for same.

22. Copies of contractor agreements (contracts for repairs or capital improvement projects) in progress and/or recently completed/performed work at the Property, including, but not limited to, any guaranteed work still within any warranty period (i.e., roofing, painting, paving pools, etc.) Said contracts will indicate contractor and performed scope, specification, warranty periods and contract cost.

23.  Copies of all documents evidencing, representing or securing the Existing Indebtedness.
SCH                         EDULE II

                          AUDIT LETTER

Date



Deloitte & Touche LLP
2200 Ross Avenue
Suite 1600
Dallas, Texas  75201-6778

Dear Sirs:

In connection with your audit of the combined statement of revenues and certain expenses of __________________ Apartments (the "Property") for the year ended December 31, 1995, (the "Statement") for the purpose of expressing an opinion as to whether the combined statement presents fairly, in all material respects, the revenues and certain expenses of the Property in conformity with generally accepted accounting principles, we acknowledge that such statement is prepared, in part, using the financial data made available to Walden Residential Properties, Inc., the purchaser of the Property. The responsibility for the fair presentation of the statement in conformity with generally accepted accounting principles rests with Walden Residential Properties, Inc. We are responsible for the fair presentation of the financial information provided to them in the limited capacity as management company for the Property. In connection thereto, we confirm, to the best of our current, actual knowledge the following:

1. The financial information provided to you was prepared on an accrual basis.

2. We have made available to you all relevant financial records and data relating to the financial information requested by you.

3. There have been no matters discussed or actions taken as documented in the minutes of the meeting of stockholders, directors, and committees of directors that have not been appropriately reflected in the financial data provided to you.

4. There have been no irregularities involving management or employees who have significant roles in the internal control structure of the entities which own the Property and relating to such Property.

5. There have been no irregularities involving employees (other than management or those who have significant roles in the internal control structure) that could have a material adverse effect on the financial data provided to you.

6. There are no related party transactions relating to revenues or expenses except for management fees relating to the Property.

7. There are no violations or possible violations of laws or regulations relating to the Property which has resulted in a material adverse effect on the financial data provided to you.

8. There are no transactions relating to revenues and certain expenses that have not been properly recorded in the accounting records of the Property.

9. The Property has complied with all aspects of contractual agreements that would have a material, adverse effect on the financial data in the event of material noncompliance.

10. No material events have occurred subsequent to December 31, 1995, that require consideration or adjustments to, or disclosures in, the financial data provided to you.

11. There are no unasserted claims or assessments that legal counsel has advised us are probable of assertion and that would pass to the purchaser of the Property.



                                       , President




                                       , Vice President




                                        , Controller









                           SCHEDULE III

                             PROPERTY

                     Oak Forest Apartments
               170 Units/134,800 NRSF/8.73 Acres
            2414 Meadow Park Circle, Bedford, Texas



                           SCHEDULE IV

                      EXISTING INDEBTEDNESS

                        [TO BE PROVIDED]



                           SCHEDULE V

           DESCRIPTION OF IMPROVEMENTS AND AMENITIES

          (A)  ____ acres of land, more or less,

          (B) ____ dwelling units located in ________ buildings, consisting of _______ one-bedroom, _________ two-bedroom and ________ three-bedroom units,

          (C)  __________ square feet of rentable space,

          (D) uncovered parking on the premises for _______ vehicles, and

          (E)  a clubhouse, laundry facilities, ________ swimming
pool(s), ___________ tennis court(s) and
____________________________________.



                           EXHIBIT A

                   LEGAL DESCRIPTIONS OF LAND

                        [TO BE PROVIDED]



                           EXHIBIT B

                             SURVEY

                         [TO BE PROVIDED]




                           EXHIBIT C

                     SURVEYOR'S CERTIFICATE

                         [TO BE PROVIDED]




                           EXHIBIT D

                    PLANS AND SPECIFICATIONS

                        [TO BE PROVIDED]




                           EXHIBIT E

                  INCLUDED PERSONAL PROPERTY

                        [TO BE PROVIDED]




                           EXHIBIT F

                   EXCLUDED PERSONAL PROPERTY

                        [TO BE PROVIDED]




                           EXHIBIT G

                           RENT ROLL

                        [TO BE PROVIDED]




                           EXHIBIT H

                        ESTOPPEL LETTERS

                        [TO BE PROVIDED]




                           EXHIBIT I

                STATEMENTS OF INCOME AND EXPENSE

                        [TO BE PROVIDED]




                           EXHIBIT J

                     SCHEDULE OF INSURANCE

                        [TO BE PROVIDED]




                           EXHIBIT K

                 SCHEDULE OF SERVICE CONTRACTS

                        [TO BE PROVIDED]




                           EXHIBIT L

                      Intentionally Omitted




                           EXHIBIT M

                       CLOSING DOCUMENTS

                        [TO BE PROVIDED]




                           EXHIBIT N

                     STANDARD TENANT LEASE

                        [TO BE PROVIDED]